UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                    Form 8-K/A

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934

                                 February 15, 2002
                Date of Report (Date of earliest event reported)

                    MID-AMERICA APARTMENT COMMUNITIES, INC.
               (Exact Name of Registrant as Specified in Charter)

        TENNESSEE                     1-12762                   62-1543819
(State of Incorporation)      (Commission File Number)       (I.R.S. Employer
                                                          Identification Number)

                         6584 POPLAR AVENUE, SUITE 300
                           MEMPHIS, TENNEESSEE 38138
                    (Address of principal executive offices)

                                 (901) 682-6600
              (Registrant's telephone number, including area code)

             (Former name or address, if changed since last report)

ITEM 9.  Regulation FD
(a) Conference Call

Mid-America Apartment Communities, Inc. (NYSE: MAA)
4th Quarter 2001 Earnings Release Conference Call
February 15th, 2002

Eric Bolton: Good morning. This is Eric Bolton, CEO of Mid-America Apartment Communities. With me are Simon Wadsworth, our Chief Financial Officer, and Al Campbell, our Vice President of Financial Planning. In our call this morning we plan to provide additional insights on our fourth quarter operating results which were released yesterday afternoon. Before we proceed, Al will provide required statutory disclosure as well as instructions on how you can access additional information on our results.

Al Campbell: This morning we will make some forward-looking statements. Please refer to the safe-harbor language included in our press release and our 34-Act filings with the SEC, which describe risk factors that may impact future results. This call is being recorded and the press may be participating.

To obtain a copy of yesterday's earnings release as well as a copy of the transcript of our prepared comments this morning, we direct you to our web site at www.maac.net. A replay of this morning's call will be available through February 22nd by dialing 630-652-3000 with the passcode 5198437.

Eric Bolton: Thanks, Al. In our prepared comments this morning we will provide additional insights on fourth quarter operating results. Al will recap portfolio performance by market segment and provide insights on what we expect in 2002 from our major markets. Simon will discuss balance sheet items and our 2002 forecast. I'll conclude with a few additional comments and then we'll open the phone line for any questions that you may have. Our prepared comments will last approximately 20 minutes.

Revenue performance for the fourth quarter was pressured by two factors - a slow down in leasing traffic, primarily at our upper end and higher priced properties, and an increase in leasing concessions as over supply in several markets, coupled with the normally slow holiday leasing, created a very competitive leasing environment.

Our new development properties currently in lease up experienced a 25% decline in leasing traffic in the fourth quarter as compared to the same period of the prior year. However, traffic levels have resumed a more normal seasonal pattern after the first of the year and we expect to complete lease up at both our Lexington and Nashville properties in the second quarter. Our new property in Lexington is currently 86% leased and our Nashville development is currently 78% leased. Phase II of our new Reserve at Dexter Lake property in Memphis is currently 79% leased and we expect construction to be completed on the final 244 unit phase of this development during the second quarter. As noted in our press release, there is only a minimal amount of funding remaining for this construction project. We have no plans to start additional construction at this time and look forward to completing the lease-up of this pipeline over the remainder of the year.

Concession costs within our same store portfolio increased by 36% in the fourth quarter. Over one-third of the increase was attributable to the Memphis properties. New construction delivery in the Memphis market during 2001 was clearly well ahead of absorption. The good news, however, is that absorption remains steady and was in fact up slightly in 2001 from historic norms. Al will have more specifics on the Memphis market in his comments. We are anticipating that concession costs will remain high until the third quarter. Our forecast calls for occupancy to gradually improve as leasing traffic picks up over the spring and summer leasing season and for concession costs to return to more historic norms over the last half of the year. It's worth noting that the overall portfolio's increase in vacancy loss and concession costs in 2001, as compared to the more stabilized operating environment of 2000, reduced FFO by roughly 15 cents a share. So you can see, there is a material amount of earnings upside to capture when markets return to a more balanced state.

Our emphasis on resident retention during this slower leasing period continues to make progress with unit turnover down again this quarter as compared to the prior year. Acquiring new customers in these markets remains expensive and we have a significant and continuing focus on resident retention and further lowering turnover in 2002.

Property operating expense control remains very strong. Property operating expenses, excluding taxes and insurance, were down 1.6% for the quarter. Total same store property operating expenses were flat as compared to prior year. Our utility management programs and resident billing initiative, along with our efforts to lower unit turnover, have contributed to this solid result. Real estate taxes also remain under tight control; essentially flat for the fourth quarter and increasing only 2% for all of 2001. Our current property and casualty insurance program expires effective the end of the second quarter and like most, we are concerned about the pricing of insurance at renewal. We are underway with a number of initiatives to evaluate alternatives and are hopeful that we can achieve a reasonably priced renewal of the program over the second half of 2002.

Our properties are in excellent condition. Recurring capital spending in 2001 was $375 per unit, down from $410 per unit in 2000. We anticipate that we can maintain recurring spending at roughly $380 per unit in 2002.

Al will now spend a few minutes talking about market conditions.

Al Campbell: As Eric mentioned, this quarter proved to be a tough leasing environment for many of our markets. Steady pressure from single family housing and over supply issues in certain markets, coupled with the slower leasing season, created competitive leasing environments causing concessions and vacancy loss to be higher than the same quarter a year ago.

Let's first take a look at Memphis. Overall, the Memphis economy is fairing pretty well, with unemployment below the national average, positive household formation and steady demand for multifamily housing. The annual absorption rate in Memphis has historically averaged around 2,000 units per year. In 2001 the absorption level was actually slightly higher at 2,500 units. However, the market saw over 4,200 new construction units come on line during the year, which well out-paced absorption. This over supply created a very competitive market during the quarter, with our properties averaging 90% occupancy, 3% below prior year. We believe the market has bottomed out as new construction permits have drastically reduced and steady demand is expected over the next few years. We expect market occupancy in Memphis to remain in the low 90's through most of 2002, gradually showing strength in the second half of the year with a reduced concessionary environment.

A slower economy in Atlanta has left a significant volume of new development units coming to market at a time when absorption is running well below historic norms. Occupancy for our five properties in Atlanta, which represents only about 5% of our portfolio, averaged 91% for the quarter, down 4% from the prior year, with the majority of pressure coming from a single property in the Woodstock area in northwest Atlanta, a sub-market directly impacted by oversupply of new units. We do expect continued supply issues and a soft economy in Atlanta during 2002, and have projected further downward pressure on occupancy during the first half resulting in average occupancy of around 90% for the entire year.

There has also been concern over excess supply issues in Austin. However, occupancy for our four properties averaged 95% for the quarter, a strong performance compared to the 91% for the market as a whole. We do expect competition to stiffen as a significant volume of new product is delivered over the next 12 months. We are projecting occupancy for our properties to average 91% in 2002 with increased concessions during the first half.

We also saw increased competition in Dallas during the quarter, as demand in the market was more sluggish than expected. Our properties averaged 92% occupancy during the quarter. However, deliveries of new product have slowed and the job growth pace has held up better than most metros nationwide. We expect demand to be more in balance with supply in Dallas during 2002, providing more stable occupancy and rent growth. Our projections allow for some continued occupancy slippage during the first quarter of 2002 improving in the second half of the year.

Our other major markets continue to hold up well. We see solid occupancy levels in Tampa, Jacksonville, Houston, and Nashville; generally ranging between 94 and 97%. In addition, several of our tertiary markets such as, Chattanooga, Columbus and Augusta, GA, and Jackson, MS continue to post stable results with occupancy holding in the 94% range for this group.

To review our expectations for the portfolio as a whole, in the coming year we expect some continued pressure on occupancy levels during the first quarter, which should begin improving in the second quarter and through the second half of the year. Projected average occupancy for the full year is around 93%. We also expect many of our markets to be very competitive during the first quarter requiring a continued high level of concessions to maintain and begin improving occupancy, which should ease as the year progresses. We are projecting concessions for the same store portfolio to be 3.5% of net potential rent for the first quarter gradually improving each quarter to normal levels of around 2% by year-end.

Simon Wadsworth: Given the tougher than expected operating environment, we were pleased to meet our projected earnings' goal for the quarter, and we were helped in this by reduced interest expense and some favorable results from real estate tax appeals.

On December 1st we completed some additional refinancings, and set the rate on a 5-year $20 million term loan that we had pre-locked at 5.77%. On that date the rate on our variable rate credit facility also dropped to 2.78%. At December 31st our weighted average debt cost was 6.35%, down from 7.16% a year ago. $84 million, or less than 11% of our debt is variable rate, and of this $23 million are tax-exempt low-floaters.

In 2002, we plan refinancing $50 million of debt, although we only have about $15 million of maturities that we are required to refund; we don't anticipate that this will have a significant impact on our interest costs.

You will notice that our Funds Available for Distribution, or FAD, improved from $2.18 per share in 2000 to $2.23 this year. Looking at our free cash flow, adding back non-cash expense items of non-real estate depreciation and amortization of our deferred finance cost, our free cash flow increased to $2.37/share, giving us a 3 cent margin of free cash over our dividend. This is an improvement over 2000, but still short of where we would like to be. We can comfortably fund the dividend, especially given our year over year NOI growth which improves the value and thus the borrowing base of our properties. Additionally, we are forecasting an improving business environment by the second half-year, and by that time we hope to have at least part of our excess balance sheet capacity productively at work, and this will further increase our dividend coverage.

As Eric mentioned, we're projecting the stabilization of our development during this year, but the properties will not reach full earnings potential until 2003, and in the case of Reserve at Dexter Phase III, 2004. Once we reach this level, the development properties should throw off an additional 11 cents/share of FFO compared to 2002. Despite the market-driven delays in reaching stabilization, we continue to project stabilized yields of approximately 9.5% on our latest group of development properties.

Our forecast for this coming year assumes a 0.5% increase in NOI in our same-store portfolio. As Al commented, our concessions are forecast to worsen this first quarter of the year before improving slightly in Q2 and Q3, and settling out to more normal levels in Q4. We're forecasting occupancy to be weak in the first and second quarters, with negative same store NOI growth in both quarters (compared to prior year), but the trend improves after Q1, with positive NOI trends beginning in the third quarter. We've built in interest rate increases of 150 bps on our variable rate debt, especially in the last half of the year. With these assumptions and without any acquisitions or dispositions, our base case for FFO is around the same level of this year, or $2.80, with a range of $2.77 to $2.82.

MAA continues to trade at a discount to Net Asset Value, as we calculate it, and you will have noticed that management continues to buy the stock at current prices.

We are projecting our property and casualty insurance costs to increase by 30% on a same-store basis when the policy renews in July. Our real estate taxes are projected to increase by 4% on a same store basis, compared to a 2% increase in 2001. These two categories total over $26 million of expense and are particularly subject to cost pressures and difficult to forecast at this time.

As mentioned above, our forecasts do not include the use of our $25 million to $50 million of dry powder to make acquisitions. This would be very accretive to our FFO if we can find the right transactions, and we are patiently waiting and remain very disciplined with our capital investment.

Eric Bolton: As Simon noted, our acquisition initiative is active and we continue to look at a number of opportunities. We are optimistic that the challenging market conditions will increasingly generate opportunities which meet our thorough underwriting standards and investment hurdles. Our property and asset management capabilities surrounding acquisition and redevelopment are strong and we are excited about increasing opportunities to focus and leverage on this core competency.

As our balance sheet continues to strengthen, we are steadily moving towards a program of more active capital recycling. Our strategy for the next 2 to 3 years will center on harvesting value from a number of our existing properties and shifting capital from several of our tertiary markets into larger metro and select secondary markets within our regional focus.

While the slow down in the economy has clearly dampened occupancy and FFO performance over the last few months, we are excited about the growing opportunities before us. Our dividend is secure and currently paying a 9.3% yield based on pricing as of the market close yesterday. Our capacity and flexibility to pursue attractive acquisitions is growing. Our current stock price continues to offer a discount opportunity to underlying and current value. We look forward to 2002 and continuing to grow value for our owners.

We invite your questions

(Q&A followed)

(b) Press Release

Mid-America Apartment Communities, Inc.
A self-managed Equity REIT

Press Release, 4th Quarter Earnings 2001

FROM:      Simon R. C. Wadsworth, CFO
SUBJECT:   Fourth Quarter and 2001 Earnings Meet Expectations
DATE:      February 14, 2002

o    Fourth quarter FFO of $0.70 per share; in line with forecast
o    Leasing activity slows during fourth quarter; improvement in 2002 expected
o    Balance sheet strengthening; positioning for growth through acquisitions

Memphis, TN. Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today Funds From Operations ("FFO") for the fourth quarter ended December 31, 2001 were $14.4 million, $0.70 per share. For the full year 2001 FFO was reported to be $57.2 million, $2.80 per share. These results are in line with earnings estimates.

Net income before extraordinary items for the fourth quarter was 14 cents per common share, an increase from 12 cents per common share for the comparable prior year period. For the full year 2001 net income before extraordinary items was 78 cents per common share versus 79 cents per common share for all of 2000. After extraordinary items, the Company reported net income of 12 cents per common share for the quarter and 72 cents per common share for the full year 2001.

Eric Bolton, President and CEO said, "We anticipated a reduced level of leasing traffic and a resulting decline in occupancy during the fourth quarter. This traditionally slow leasing quarter was further pressured by a down economy, a resilient home buying environment and an over-supply of new construction in a few markets. Leasing concessions and vacancy loss caused revenue for our same store group of properties to fall by 0.7% during the fourth quarter, compared to the same period of the prior year. We expect that during the second quarter of this year, the stronger spring leasing season will generate improved leasing traffic and occupancy levels. Our efforts to lower resident move-outs during this slower leasing period continued to show positive results. Unit turnover declined 0.4% during the fourth quarter. Absent any further deterioration in the economy, we expect to see a steady improvement in occupancy over the course of 2002."

"Our property management team continues to do an excellent job in limiting the growth of operating expenses. As a result of new internet-based operating programs and support systems, as well as a continuation of our utility cost management and billing initiatives, total operating expenses on a same store basis were flat (0% increase) as compared to the same period of the prior year. Our properties are in excellent physical condition and continue to capture numerous civic and industry awards. Recurring capital spending on our properties totaled $11.6 million or $375 per unit in 2001, down from $12.7 million or $410 per unit in 2000. We forecast recurring capital spending to remain at this lower level in 2002."

"Our balance sheet continues to strengthen, steadily gaining additional capacity as we complete funding and lease-up of our construction pipeline," said Simon Wadsworth, Executive Vice-President and CFO. "In addition, with over $200 million of our debt refinanced or renegotiated in 2001, we only have $50 million of financing scheduled for 2002. At year end 2001 our average debt cost was 6.3%, down from 7.2% a year ago. Our Board voted to hold our dividend payout at its present level given the anticipated softness in property revenues headed into 2002. We are comfortable with our current payout level, especially given our growing balance sheet capacity."

"Our current FFO forecast for 2002 calls for $2.80 per share, with a range of $2.77 to $2.82. The key variables are an anticipated strengthening in the economy and markets over the second half of the year, movements in interest rates and the level of anticipated increases in both property insurance and real estate tax expenses. On a quarterly basis, our overall FFO 2002 forecast is $0.67 per share for Q1, $0.70 for Q2, $0.71 for Q3 and $0.72 for Q4. We have assumed growths of 1.6% in same store revenues, 3.5% in operating expenses and 0.5% in same store NOI. We have included no property acquisitions in our 2002 forecast, although we believe that there is an increasing possibility that there will be some."

Bolton added, "Our team of experienced multifamily real estate operators and high-quality properties continue to perform in a strong, steady and reasonably predictable fashion in this weak economy. Our development pipeline is fully funded and construction will be completed this quarter. Our capital has been prudently deployed; we have avoided the mistakes made in chasing hi-tech start up ventures and the accompanying large capital write-offs which accompanied many of these. Our balance sheet is strengthening and our dividend is secure. While the current operating environment and market conditions are expected to dampen earnings over the first part of this year, we believe that opportunities will be increasing to create more value for our shareholders through attractive acquisitions and redevelopment of undervalued properties."


MAA is a self-administered, self-managed apartment-only real estate investment trust which owns or has ownership interest in 33,459 apartment units including 77 units in the development pipeline throughout the southeast and southcentral U.S. For further details, please refer to our website at www.maac.net or contact Simon R. C. Wadsworth at (901) 682-6668, ext. 105. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated growth rate of revenues, expenses, and net operating income at Mid-America's properties, anticipated lease-up (and rental concessions) at development properties, costs remaining to complete development properties, planned acquisitions, planned dispositions, developments, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, construction delays that could cause new and add-on apartment units to reach the market later than anticipated, changes in interest rates and other items that are difficult to control such as insurance rates, increases in real estate taxes in numerous markets, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

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CONSOLIDATED STATEMENTS OF OPERATIONS
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In thousands except per share data

                                                                 Three months ended December 31,    Twelve months ended December 31,
                                                                ---------------------------------   --------------------------------
                                                                        2001                2000             2001              2000
                                                                -------------       -------------      -----------      ------------
Property revenues                                                   $ 55,757            $ 55,979        $ 226,270         $ 222,532
Property operating expenses                                           20,886              20,844           84,584            83,446
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Net operating income                                                  34,871              35,135          141,686           139,086
Interest and other non-property income                                   323                 503            1,310             1,526
Management and development income, net                                   186                 190              755               739
FFO from real estate joint ventures                                      203                 330              972             1,053
Property management expenses                                           2,681               2,298           10,204             9,509
General & administrative                                               1,452               1,302            5,879             5,317
Interest expense                                                      12,272              13,192           52,598            50,736
Gain on disposition of non-depreciable assets                              -                   -              229                 -
Preferred dividend distribution                                        4,028               4,027           16,113            16,114
Depreciation and amortization non-real estate assets                     113                 155              594               514
Amortization of deferred financing costs                                 657                 606            2,352             2,758
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Funds from operations                                                 14,380              14,578           57,212            57,456

Depreciation and amortization                                         12,931              12,834           51,457            51,330
Joint venture depreciation adjustment included in FFO                    325                 308            1,268             1,210
Gain on disposition of non-depreciable assets included in FFO              -                   -              229                 -
Preferred dividend distribution add back                              (4,028)             (4,027)         (16,113)          (16,114)
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Income before gain on disposition of assets,
    minority interest and extraordinary items                          5,152               5,463           20,371            21,030
Net gain on disposition of assets                                      1,869               1,083           11,933            11,587
Minority interest in operating partnership income                       (469)               (346)          (2,573)           (2,626)
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Income before extraordinary items                                      6,552               6,200           29,731            29,991
Ex item - Loss on debt extinguishment , net of MI                        407                   -            1,033               204
Preferred dividend distribution                                        4,028               4,027           16,113            16,114
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Net income available for common shareholders                        $  2,117            $  2,173        $  12,585         $  13,673
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Weighted average common shares - Diluted                              17,568              17,512           17,532            17,597
Weighted average common shares and units - Diluted                    20,489              20,458           20,464            20,551
Funds from operations per share and units - Diluted                 $   0.70            $   0.71        $    2.80         $    2.80
Net income available for common shareholders
    before extraordinary items - Diluted                            $   0.14            $   0.12        $    0.78         $    0.79
Net income available for common shareholders
    after extraordinary items - Diluted                             $   0.12            $   0.12        $    0.72         $    0.78

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CONSOLIDATED BALANCE SHEETS
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In thousands
                                                                       December 31,          December 31,
                                                                           2001                2000
                                                                     -----------------   -----------------
Assets
Real estate assets, net                                                    $1,216,933          $1,244,475
Cash and cash equivalents, including restricted cash                           23,432              33,567
Other assets                                                                   23,123              25,729
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    Total assets                                                           $1,263,488          $1,303,771
----------------------------------------------------------------------------------------------------------

Liabilities
Bonds and notes payable                                                    $  779,664          $  781,089
Other liabilities                                                              41,564              37,306
----------------------------------------------------------------------------------------------------------
    Total liabilities                                                         821,228             818,395

Shareholders' equity and minority interest                                    442,260             485,376
----------------------------------------------------------------------------------------------------------
    Total liabilities & shareholders' equity                               $1,263,488          $1,303,771
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OPERATING RESULTS
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Dollars and shares in thousands except per share data

ROA                                                                     Annualized             Trailing
                                                                           4Q01               4 Quarters
                                                                      ------------------   ----------------
        Gross Real Estate Assets, Average                                   $1,449,720          $1,445,061
        EBITDA                                                              $  123,172          $  126,288
        EBITDA/Gross Real Estate Assets                                           8.5%                8.7%

                                                 Three Months Ended December 31,    Twelve Months Ended December 31,
                                              ------------------------------------  --------------------------------
                                                    2001                2000             2001             2000
                                              -----------------   ----------------   -------------   -------------
Common and Preferred Dividends as % of FFO               87%                 86%
EBITDA/Debt Service (1)                                 2.28                2.13
EBITDA/Fixed Charges (2)                                1.77                1.68
Total Debt as % of Gross Real Estate Assets              54%                 55%
MAA portion of JV debt                               $27,107             $27,353
Capitalized Interest YTD                             $ 1,382             $ 3,730

FAD
        FFO                                          $14,380             $14,578        $57,212        $57,456
        Average Units                                 30,553              30,875         30,778         30,924
        Average Shares - Diluted                      20,489              20,458         20,464         20,551
        Recurring Capex                              $ 2,892             $ 3,174        $11,567        $12,697
        FAD                                          $11,488             $11,404        $45,645        $44,759
        Free Cash Flow (3)                           $12,258             $12,165        $48,591        $48,031

PER SHARE (DILUTED)
        FFO                                          $  0.70             $  0.71        $  2.80        $  2.80
        FAD                                          $  0.56             $  0.56        $  2.23        $  2.18
        Free Cash Flow (3)                           $  0.60             $  0.59        $  2.37        $  2.34
        Distribution                                 $ 0.585             $ 0.585        $  2.34        $  2.32

(1)  Annualized  EBITDA for  trailing  six  months to  annualized  debt  service
(aggregate of principal and interest) for same period.

(2)  Annualized  EBITDA for  trailing  six months to  annualized  fixed  charges
(aggregate of preferred distributions, principal and interest) for same period.

(3) Includes addback of other non-cash items, primarily non-real estate depreciation and amortization.

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OTHER DATA
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Shares and units in thousands except per share data

                                                                  Three Months Ended December 31,   Twelve Months Ended December 31,
                                                                ----------------------------------  --------------------------------
                                                                         2001             2000            2001           2000
                                                                ----------------   ---------------   --------------   --------------
Weighted average common shares and units - Basic                       20,348           20,426           20,359         20,498
Weighted average common shares and units - Diluted                     20,489           20,458           20,464         20,551
Number of apartment units with ownership interest
    (excluding development units not delivered)                        33,382           33,612           33,382         33,612
Apartment units added during period, net                                   91             (115)            (230)          (289)

PER SHARE DATA
        Funds from operations per share and units - Basic             $  0.71          $  0.71          $  2.81        $  2.80
        Funds from operations per share and units - Diluted           $  0.70          $  0.71          $  2.80        $  2.80
        Net income available for common shareholders
            before extraordinary items - Diluted                      $  0.14          $  0.12          $  0.78        $  0.79
        Net income available for common shareholders
            after extraordinary items - Diluted                       $  0.12          $  0.12          $  0.72        $  0.78
        Dividend declared per common share                            $ 0.585          $ 0.585          $ 2.340        $ 2.325

DIVIDEND INFORMATION (latest declaration)                                 Payment             Payment           Record
                                                                         per Share             Date              Date
                                                                -----------------------   ---------------   ----------------
        Common Dividend - quarterly                                       $0.5850            1/31/2002         1/24/2002
        Preferred Series A - monthly                                      $0.1979            2/15/2002         2/1/2002
        Preferred Series B - monthly                                      $0.1849            2/15/2002         2/1/2002
        Preferred Series C - quarterly                                    $0.5859            1/15/2002         1/2/2002

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COMMUNITY STATISTICS
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Represents current stabilized communities
                                                                           At December 31, 2001
                                                --------------------------------------------------------------------
                                                                                                          MAA
                                                                                                        Average
                                                   Number of            Portfolio          MAA        Rental Rate
                                                     Units            Concentration     Occupancy       Per Unit
                                                ----------------   -----------------   -----------   ---------------
Tennessee
    Memphis                                             4,177              13.2%          88.9%         $ 612.96
    Nashville                                           1,150               3.6%          94.3%         $ 674.08
    Chattanooga                                           943               3.0%          95.5%         $ 549.31
    Jackson                                               664               2.1%          90.4%         $ 605.26

Florida
    Jacksonville                                        2,846               9.0%          93.7%         $ 675.58
    Tampa                                               1,120               3.5%          94.1%         $ 747.13
    Other                                               2,518               8.0%          94.0%         $ 707.22

Georgia
    Atlanta                                             1,652               5.2%          90.7%         $ 786.19
    Columbus / LaGrange                                 1,509               4.8%          93.7%         $ 646.48
    Augusta / Aiken / Savannah                          1,132               3.6%          96.2%         $ 611.55
    Other                                               1,742               5.5%          93.2%         $ 657.01

Texas
    Dallas                                              2,056               6.5%          91.1%         $ 651.09
    Austin                                              1,254               4.0%          94.5%         $ 718.44
    Houston                                               682               2.2%          96.9%         $ 592.33

South Carolina
    Greenville                                          1,492               4.7%          91.4%         $ 587.48
    Other                                                 784               2.5%          95.3%         $ 694.41

Kentucky
    Lexington                                             370               1.2%          92.4%         $ 601.96
    Other                                                 624               2.0%          93.6%         $ 618.94

Mississippi                                             1,673               5.3%          94.2%         $ 582.05
Arkansas                                                  808               2.6%          90.8%         $ 613.58
Alabama                                                   952               3.0%          93.8%         $ 653.03
North Carolina                                            738               2.3%          93.6%         $ 619.79
Ohio                                                      414               1.3%          87.4%         $ 710.55
Virginia                                                  296               0.9%          98.3%         $ 673.99
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                                         Total         31,596             100.0%          92.8%         $ 652.69

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SAME STORE STATISTICS
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Dollars in thousands except Average Rental Rate

                                              Three Months Ended December 31,              Twelve Months Ended December 31,
                                    ---------------------------------------------    ---------------------------------------------
                                                                         Percent                                          Percent
                                        2001           2000               Change         2001           2000               Change
                                    ------------   -------------   --------------    ------------   -------------   --------------
Revenues                               $51,695        $52,053              -0.7%       $208,534       $205,958               1.3%

Property Operating Expenses             13,325         13,536              -1.6%         52,828         53,021              -0.4%
RE Taxes and Insurance                   5,925          5,715               3.7%         23,562         22,368               5.3%
---------------------------------------------------------------------------------   ----------------------------------------------
Total Operating Expenses                19,250         19,251               0.0%         76,390         75,389               1.3%
---------------------------------------------------------------------------------   ----------------------------------------------
NOI                                    $32,445        $32,802              -1.1%       $132,144       $130,569               1.2%
---------------------------------------------------------------------------------   ----------------------------------------------

Units                                   28,573         28,567                            28,461         28,458
Average Rental Rate                    $656.82        $642.26               2.3%        $649.78        $632.96               2.7%
Average Physical Occupancy               93.2%          94.7%              -1.6%           94.1%          95.2%             -1.1%

------------------------------------------------------------------------------------------------------------------------------------
DEBT AS OF DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
Dollars in thousands
                                              Principal          Average Years      Average
                                               Balance            to Maturity         Rate
                                            ----------------   ----------------   ----------
Fixed Rate - Conventional                         $ 451,486              6.5          6.9%
Fixed Rate - Tax-free                               118,899             19.8          6.1%
Line of Credit - Swapped to Fixed Rate              125,000              6.6          6.9%
Variable Rate - Tax-free                             22,560             26.1          2.8%
Variable Rate - Conventional                         61,719              7.9          2.8%
                                            ------------------------------------------------
     Total                                        $ 779,664              9.2          6.3%

FUTURE PAYMENTS                                                                               Average
                                               Scheduled                                      Rate for
                                             Amortization         Maturities        Total    Maturities
                                            -----------------   -------------   ----------   -------------
                                     2002         $   3,956        $  16,390     $  20,346     6.2%
                                     2003             3,740          154,120       157,860     6.5%
                                     2004             3,862           71,168        75,030     7.0%
                                     2005             4,086            3,215         7,301     8.8%
                                     2006             4,166           36,010        40,176     6.1%
                               Thereafter           129,755          349,196       478,951     6.1%
                                            --------------------------------------------------------------
                                    Total         $ 149,565        $ 630,099     $ 779,664     6.3%

------------------------------------------------------------------------------------------------------------------------------------
DEVELOPMENT PIPELINE
------------------------------------------------------------------------------------------------------------------------------------
Dollars in thousands
DEVELOPMENT STATISTICS
                                                           Current                        Actual/Forecast
                                                                                -----------------------------------
                                                  Total   Estimated  Cost to     Construction    Initial    Stabil-
                                                                                --------------
                                                  Units     Cost      Date      Start   Finish  Occupancy   ization
                                                  ------  ---------  -------    -----   ------  ---------   -------
Completed Communities in Lease-up
  Grand Reserve Lexington          Lexington, KY    370   $31,288    $31,288    3Q98    3Q00     4Q99       2Q02
  Reserve at Dexter Lake Phase II  Memphis, TN      244    15,973     15,973    2Q99    2Q01     1Q00       2Q02
  Grand View Nashville             Nashville, TN    433    36,313     36,313    1Q99    2Q01     3Q00       2Q02
                                                  --------------------------
    Total Completed Communities                   1,047    83,574     83,574

Under Construction
  Reserve at Dexter Lake Phase III Memphis, TN      244    15,541     15,004    3Q00    1Q02     2Q01       4Q02
                                                  --------------------------
      Total Units in Lease-up/Development         1,291   $99,115    $98,578
                                                  --------------------------

OCCUPANCY STATISTICS
                                                          Apartments
                                                  ---------------------------
                                                  Available  Leased  Occupied
                                                  ---------  ------  --------
Completed Communities in Lease-up
  Grand Reserve Lexington                            370       317       307
  Reserve at Dexter Lake Phase II                    244       192       187
  Grand View Nashville                               433       338       333
                                                  ---------------------------
    Total Completed Communities                    1,047       847       827

Under Construction
  Reserve at Dexter Lake Phase III                   196        22        16
                                                  ---------------------------
      Total Units in Lease-up/Development          1,243       869       843
                                                  ---------------------------

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchnage Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                            MID-AMERICA APARTMENT COMMUNITIES, INC.

Date:  October 10, 2002     /s/Simon R.C. Wadsworth
                            Simon R.C. Wadsworth
                            Executive Vice President and Chief Financial Officer
                            (Principal Financial and Accounting Officer)